EXHIBIT 12.1

	Nine Months Ended Sept. 30,		Years Ended December 31,
	2008	2007	2007	2006	2005	2004	2003

EXCLUDING INTEREST ON DEPOSITS:
Pre-tax income from continuing operations, as reported	24,739	114,001	138,213	108,176	90,623	84,095	53,591

Fixed charges	97,288	104,239	140,816	105,838	81,930	71,479	54,276

Earnings	122,027	218,240	279,029	214,014	172,553	155,574	107,867

Interest on short-term borrowings	15,900	26,095	29,956	35,979	35,255	23,787	11,753
Interest on long-term debt, including amortization of debt issuance costs	76,429	73,591	104,048	65,691	44,031	45,675	41,223

Portion of long-term leases representative of the interest factor(1)	4,959	4,553	6,812	4,168	2,644	2,017	1,300

Fixed charges	97,288	104,239	140,816	105,838	81,930	71,479	54,276

Consolidated ratios of earnings to fixed charges, excluding interest on deposits	1.25	2.09	1.98	2.02	2.11	2.18	1.99

INCLUDING INTEREST ON DEPOSITS:

Pre-tax income from continuing operations as reported operations, as reported	24,739	114,001	138,213	108,176	90,623	84,095	53,591
Fixed charges	274,697	310,114	418,430	291,111	173,920	124,962	91,107

Earnings	299,436	424,115	556,643	399,287	264,543	209,057	144,698

Interest on short-term borrowings and deposits	193,309	231,970	307,570	221,252	127,245	77,270	48,584
Interest on long-term debt, including amortization of debt issuance costs	76,429	73,591	104,048	65,691	44,031	45,675	41,223
Portion of long-term leases representative of the interest factor(1)	4,959	4,553	6,812	4,168	2,644	2,017	1,300

Fixed charges	274,697	310,114	418,430	291,111	173,920	124,962	91,107

Consolidated ratios of earnings to fixed charges, excluding interest on deposits	1.09	1.37	1.33	1.37	1.52	1.67	1.59

(1)	The interest factor on long-term operating leases presents a reasonable estimate of the interest within rental expense.